Exhibit 10.8
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 7, 2025 and effective as of February 17, 2025 (the “Effective Date”), is made by and between Global Industrial Company (together with its affiliates, successors and assigns (the “Company”), and Anesa Chaibi (“Executive”).
WHEREAS, Executive and the Company deem it desirable for the Company to employ Executive as its Chief Executive Officer, effective as of the Effective Date, on the terms and conditions set forth herein;
WHEREAS, in connection with her employment by the Company, Executive will have and the Company herein promises she will have access to, and the benefit of, the Company’s Confidential Information (as defined below);
WHEREAS, in connection with her employment by the Company, Executive will represent the Company and develop contacts and relationships with other persons and entities on behalf of the Company and otherwise contribute to enhancing the goodwill of the Company; and
WHEREAS, Executive wishes to be employed by the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to the terms and conditions of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms hereof (the “Term”).
2.Duties. During the Term, Executive shall serve on a full-time, exclusive basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, and shall perform such duties in compliance with the applicable rules and policies of the Company, including but not limited to compliance with the Company’s Corporate Ethics Policy. Executive shall report directly to the Board of Directors (the “Board”) of the Company. During the Term and for so long as Executive is employed as the Company’s Chief Executive Officer, the Company shall cause the Executive to be nominated as a member of the Board and to be included as such nominee in the Company’s Annual Proxy Statement to Shareholders, with a recommendation by the Board “in favor” of Executive’s election as a director. Executive shall devote all of Executive’s business time and attention (excepting PTO, as defined in Section 4.7 herein, and other authorized time off) and Executive’s best efforts to Executive’s employment and service with the Company; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature); (ii)  engaging in charitable or civic activities; or (iii) as of no later than June 30, 2025, serving on at most one not-for-profit or corporate board of directors (in addition to the Board), so long as such activities do not (a) interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create an actual or apparent conflict of interest, or (c) detrimentally affect the Company’s reputation, each of the above as reasonably determined by the Company in good faith. In the case of board service, subject to the restriction in (iii) above, Executive must seek prior written approval from the Board prior to accepting any board appointment after commencement of employment with the Company, and acceptance of such board appointment is further subject to compliance with applicable federal or state laws, regulations and/or NYSE rules.
3.Location of Employment. Executive’s principal place of employment shall be at the Company’s headquarters in the New York metropolitan area (the “Company’s Headquarters”), which as of the Effective Date are located in Port Washington, New York, subject to reasonable business travel consistent with Executive’s duties and responsibilities. This, together with Section 4.9, are material terms of the Agreement, and material inducements for the Company to enter into this Agreement.
4.Compensation.
4.1Base Salary.
(a)In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary at an annual rate of $1,000,000 during the Term (the “Base Salary”). The Base Salary will be reviewed annually and may be increased at the discretion of the Board or any committee thereof, except it may be reduced in connection with an across-the-board reduction of base compensation of no more than 10% applicable to a majority of senior executives of the Company, excluding the CEO, with a rank of Senior Vice President or higher.
(b)The Base Salary shall be paid in such installments and at such times as the Company pays its salaried employees and shall be subject to all required withholding taxes, FICA contributions and similar deductions legally required to be withheld.
4.2Annual Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus in an amount to be determined by the Board (or a committee thereof) in its sole discretion (the “Annual Bonus”) and based on a target bonus opportunity equivalent to 100% of the Base Salary (“Target Annual Bonus”), up to a maximum bonus opportunity of 160% of Base Salary, upon, and to the extent of, the achievement of one or more performance goals established by the Board (or a committee thereof), including Company financial and other performance goals. In order for Executive to be eligible to achieve any Annual Bonus, the Company must achieve the minimum threshold percentage of operating income as compared to the yearly budget plan as shall be determined by the Board (or a committee thereof) for short-term incentive compensation for other senior executives of the Company for that year (currently, as of the Effective Date, such minimum threshold is 80%). If the minimum threshold percentage has been met, the composition of Executive’s Annual Bonus shall be determined annually by the Board by reference to one or more Company performance metrics, with relative weightings thereof. For the initial year of Executive’s employment, the Annual Bonus shall be determined as follows: 60% of the Annual Bonus shall be determined based on operating income achievement, 20% of the Annual Bonus shall be determined based on revenue achievement and 20% of the Annual Bonus shall be determined based on a Company Balanced Scorecard. The Annual Bonus will be determined and paid, if at all, at or about the same time as the determinations and/or payments are made to other senior executives for the Company and payment of the Annual Bonus will be subject to the Executive’s continuous employment through the applicable payment date; provided, that, in no event shall the Annual Bonus be paid later than March 15 of the calendar year following the calendar year to which the Annual Bonus pertains. Notwithstanding anything herein to the contrary, in order to be eligible to receive an Annual Bonus in respect of fiscal year 2025, payment of such Annual Bonus shall be contingent upon the Executive’s entry into the Confidentiality and Restrictive Covenants Agreement attached hereto as Exhibit A (the “RCA Agreement”) within thirty (30) days of the Relocation Date (as defined below).
4.3Relocation Bonus. At the commencement of the Term, subject to Executive’s agreement to repay the amount as specified herein, Executive will be advanced a one-time special cash relocation bonus of $500,000 (the “Relocation Bonus”), which is inclusive of any relocation payments, and which the Company will advance to Executive on the first ordinary payroll period subsequent to Executive’s commencement of employment. If Executive does not relocate by December 31, 2025 in accordance with Section 4.9 of this Agreement, absent reasonable justification or excuse, or if Executive’s employment terminates due to her voluntary resignation without Good Reason (as defined below) or termination by the Company for Cause (as defined below) prior to the one-year anniversary of the Effective Date, Executive shall repay such Relocation Bonus to the Company within sixty (60) days of such failure to relocate or of the date of termination, whichever is earlier. If Executive’s employment shall terminate due to her voluntary resignation without Good Reason or termination by the Company for Cause after her first anniversary of commencement of employment but prior to the second anniversary, Executive shall repay one-half of such Relocation Bonus (i.e., $250,000) to the Company within sixty (60) days of such termination, and if termination of employment shall occur for any reason after the second anniversary of commencement of employment, Executive shall not be obligated to repay such Relocation Bonus to the Company. The Relocation Bonus shall not be subject to gross-up in respect of any taxes due on such payment.
4.4Long-Term Equity Arrangements. Executive shall be entitled to an annual grant of equity (in accordance with the Company’s 2020 Long Term Incentive Plan or successor plan, the “Equity Plan”), at the time the Company’s Compensation Committee reviews equity grants for senior executives of the Company (anticipated to be February of each year), in a target amount no less than 125% of the Base Salary (the “Annual Equity Grant”), which for 2025 shall consist of (i) a grant of Options (as such term is defined in the Equity Plan) (“Options”) equivalent to 25% of the Base Salary, calculated (unless a different method is used by the Compensation Committee of the Board for all other senior executive officers of the Company), using the Black-Scholes option pricing model based on the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of the Options grant, and granted pursuant to the Equity Plan and the Company’s standard stock option award agreement then in effect, and which shall vest ratably over four (4) years from the date of grant (i.e., 25% of Options granted shall vest each year), as set forth in more detail in the stock option award agreement; (ii) a grant of time-based Restricted Stock Units (as such term is defined in the Equity Plan) (“RSUs”) equivalent to 50% of the Base Salary, to be determined based on the closing price of the Company’s common stock as quoted on the NYSE on the last business day prior to the grant date (unless a different method is used by the Compensation Committee of the Board for all other senior executive officers of the Company holding the rank of SVP or higher), granted pursuant to the Equity Plan and the Company’s standard time-based RSU award agreement then in effect, and which shall vest ratably over four (4) years from the date of grant (i.e., 25% of time-based RSUs granted shall vest each year), as set forth in more detail in the RSU award agreement; and (iii) a grant of performance-based RSUs equivalent to 50% of the Base Salary (as determined in accordance with the methodology used by the Compensation Committee of the Board for all other senior executive officers of the Company holding the rank of SVP or higher), which shall be determined in accordance with the performance criteria applicable to performance-based RSUs awarded to other senior executives of the Company for each year, and which shall be subject to three-year cliff vesting from the date of grant as set forth in the Equity Plan and the Company’s standard performance-based RSU agreement then in effect.
All equity or equity-based awards or grants (whether under Section 4.4 or Section 4.5 hereof) will be subject to the terms of such Equity Plan and the respective award agreements and the approval of the Board (or a committee thereof). The foregoing grants will be subject to Section 11.5 hereof.
4.5Sign-On Equity Grant. On the date of commencement of Executive’s employment with the Company, and contingent thereupon, Executive will receive a one-time grant of RSUs under the Equity Plan in an amount equivalent to $500,000 (the “Sign-On Equity Grant”), calculated using the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of the grant, such RSUs to be granted pursuant to the Equity Plan and the Company’s standard RSU award agreement then in effect, provided that such RSUs shall: (i) vest ratably over four (4) years from the date of grant (i.e., 25% of RSUs granted shall vest each year), as set forth in more detail in the RSU award agreement; and (ii) in the event of termination by the Company without Cause or by Executive for Good Reason (as such terms are defined below), the next immediate tranche of granted RSUs that would otherwise have vested if Executive’s employment had not been so terminated shall accelerate and be vested as of the date of termination. The foregoing grant will be subject to Section 11.5 hereof.
4.6Acceleration of Equity in Certain Circumstances. The stock option agreements and time-based restricted stock grant agreements as part of the Annual Equity Grant and Sign-On Equity Grant with the Executive shall provide that if her employment with the Company (or its successor) shall be terminated by the Company (or its successor) without Cause (as defined below) or by Executive for Good Reason (as defined below) within twelve (12) months following a Change in Control (defined below), all of Executive’s outstanding unvested Options and unvested time-based RSUs shall immediately vest and all of Executive’s outstanding vested Options shall remain exercisable in accordance with their terms. For purposes of this Agreement, a “Change in Control” shall be defined as such term is defined in the Equity Plan.
4.7Paid Time Off. Executive shall be entitled to twenty (20) days of paid time off (“PTO”) in each fiscal year, which shall be inclusive of vacation and sick days, in addition to any other benefits available to employees according to Company policy in effect at the time. At no time, however, shall Executive take more than two (2) weeks of vacation consecutively. Executive shall report PTO through the Company’s reporting system then in effect. The Executive’s ability to carry over unused PTO days from one fiscal year to the next, if any, shall follow Company policy in effect at the time.
4.8Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance and 401(k) plan (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those Benefit Plans are generally made available to other senior executives of the Company and subject to Executive satisfying the applicable eligibility requirements of such Benefit Plans. Executive understands that any such Benefit Plans may be modified or terminated at any time by the Company in its sole discretion.
4.9Relocation; Automobile Allowance, Telephone Allowance. By no later than December 31, 2025, Executive shall relocate her primary residence to the New York metropolitan area. Prior to the Relocation Date, Executive shall work physically in the

Company’s Headquarters the majority of the time and on and following the Relocation Date, Executive shall work physically in the Company’s Headquarters on a full-time basis, in conformity with the policies of the Company then in effect, in either case with the exception of approved PTO days and travel for Company business. Executive shall notify the Corporate Secretary in writing, in conformity with the notice provisions of Section 10 hereunder, of the date of completion of the relocation of Executive’s primary residence (such date of relocation, the “Relocation Date”), such notice to be provided within thirty (30) days of the completion of Executive’s relocation, with such evidence as reasonably requested by the Company to confirm such relocation. Within thirty (30) days after the Relocation Date, Executive shall also execute and deliver to the Company the RCA Agreement. Executive shall be entitled to reimbursement of the following expenses: (i) required business travel in accordance with the Company’s business travel expense reimbursement policy as in effect at the time, including, for the avoidance of doubt, travel to the Company’s Headquarters between the Effective Date and the Relocation Date; (ii) a monthly telephone allowance in the amount of one hundred dollars ($100); and (iii) a monthly automobile allowance in the amount of two thousand five hundred dollars ($2,500) to cover, without exclusion, the Executive’s automobile expenses including any car lease or loan payment, insurance, maintenance, repairs, registration fees, and fuel and tolls.
5.Termination. Executive’s employment during the Term may be terminated as follows:
5.1Automatically in the event of the death of Executive.
5.2By written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean: (i) a determination by a qualified independent physician reasonably selected by the Company that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve months; (ii) the Executive is receiving income replacement benefits for a period of at least three months under a Company-sponsored accident and health plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (iii) the Social Security Administration determines that the Executive is totally disabled. Executive shall fully cooperate in connection with the determination of whether Disability exists.
5.3At any time for Cause effective immediately upon the delivery of written notice to Executive. For purposes of this Agreement, “Cause” shall mean a finding by the Board of: (i) Executive’s refusal to carry out the reasonable and lawful directions of the Board that are within Executive’s reasonable control (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of seven (7) days following written notice by the Company to Executive of such refusal; (ii) Executive’s fraud or material dishonesty in the performance of Executive’s duties hereunder; (iii) Executive’s conviction or plea of nolo contendere to a felony under the laws of the United States or any state thereof (or a comparable crime outside of the United States), a crime involving moral turpitude, or a material violation of federal or state securities laws; (iv) an act or omission (or acts or omissions) on Executive’s part causing the Company material reputational or economic injury or harm; (v) Executive’s intentional misconduct or gross negligence in connection with Executive’s duties hereunder that is not cured within seven (7) days following written notice by the Company of such activity and that has a material adverse effect on the Company; (vi) Executive’s material breach of the Company’s Code of Conduct and Ethics or any other written code of conduct in effect from time to time to the extent applicable to Executive, and which breach has a material adverse effect on the Company; (vii) other than in the course of the good faith performance of Executive’s duties under this Agreement, Executive’s making of any false, disparaging or malicious statement, oral or written, about the Company or its subsidiaries or any director, officer or employee of the Company or its subsidiaries which is injurious to the business or operations of the Company, or which may in any material respect interfere with the goodwill of the Company or its relations with customers or suppliers that is not cured within seven (7) days following notice of such misconduct; (viii) Executive engaging in excessive use of alcohol, intoxicants or illegal drugs or other conduct which brings or if publicly known would bring the Company into public disrepute or disgrace and which has had or reasonably could have a materially detrimental effect on the Company’s reputation or business; (ix) Executive’s failure, absent reasonable justification or excuse, to relocate her primary residence to the New York metropolitan area on or before December 31, 2025, or to so maintain her primary residence in the New York metropolitan area after December 31, 2025, or the failure of Executive to work physically in the Company’s Headquarters on a full-time basis, in conformity with the policies of the Company then in effect, with the exception of approved PTO days and travel for Company business; (x) Executive’s failure to enter into the RCA Agreement within thirty (30) days of the Relocation Date; or (xi) Executive’s material breach of any other provisions of this Agreement that is not cured within seven (7) days following written notice by the Company of such breach.
5.4At the option of the Company at any time without Cause on thirty (30) days’ prior written notice to Executive.
5.5By written notice to the Company by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (i) any material reduction in Executive’s authority or responsibilities, excluding an isolated, insubstantial or inadvertent action, a temporary suspension of Executive, or Executive’s conduct constituting Cause as defined above; (ii) a requirement that Executive report to an officer of the Company, rather than the Board or a member or committee of the Board; (iii) a material reduction of Executive’s Base Salary or Target Bonus, except in connection with an across-the-board reduction of base compensation of no more than 10% applicable to a majority of senior executives of the Company, excluding the CEO, with a rank of Senior Vice President or higher; or (iv) the Company moves its Company’s Headquarters to a location more than 25 miles from its location as of the Effective Date (Port Washington, New York) or to any location that increases Executive’s average one-way commute by more than 30 minutes, which shall be deemed a material change in the geographic location at which Executive must perform services, it being understood and agreed that the geographic location at which Executive must perform services as of the Effective Date and at all times thereafter during the tenure of this Agreement is the Company’s Headquarters, and in no circumstances shall the Executive’s failure to timely relocate to work full-time at the Company’s Headquarters within the time period specified in this Agreement, or Executive’s failure to maintain continuous geographic location at which services are rendered at the Company’s Headquarters (with the exception of required business travel) constitute Good Reason hereunder; provided that none of the events described herein shall constitute Good Reason hereunder unless (x) Executive shall have given prior written notice to the Company of Executive’s intent to terminate her employment with Good Reason within thirty (30) days following the first occurrence of any such event, (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice, and (z) Executive shall have resigned and actually terminated employment within ninety (90) days following the expiration of such cure period.
5.6At the option of Executive for any or no reason, on ninety (90) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice). For the avoidance of doubt, failure to strictly adhere to the notice requirements set forth in this Section 5.6 shall be considered a material breach of this Agreement.

5.7Payments Upon Termination. Upon termination of the employment of Executive for any reason, Executive shall be entitled to any earned but unpaid Base Salary through the applicable date of termination and all vested benefits to which the Executive is entitled under the terms of each applicable Benefit Plan, subject to the terms and conditions of such Benefit Plans. Except as otherwise provided for in this Section 5.7, Executive shall be entitled to payment of the Annual Bonus only to the extent she is employed on the date such Annual Bonus is paid to other senior executives of the Company at the level of Senior Vice President or higher, as described in Section 4.2 hereof. If the Executive’s employment is terminated pursuant to Section 5.1 or 5.2 of this Agreement, the Company shall also pay to Executive, or in the case of Executive’s death, to Executive’s estate, payment of any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of the Executive’s death or Disability, payable on the otherwise applicable payment date in accordance with this Agreement. If the Executive’s employment is terminated pursuant to Section 5.4 or Section 5.5 of this Agreement, the Company shall pay to Executive the additional following compensation, provided that she also signs, returns to the Company and does not revoke (and the revocation period has expired) a separation and general release agreement (the “Release Agreement”) in a form acceptable to the Board no later than the sixtieth (60th) day following Executive’s termination of employment (such requirement, the “Release Requirement”):
(a)If the Executive is terminated pursuant to Section 5.4 or Section 5.5 of this Agreement prior to the Relocation Date, the Company shall pay Executive, as severance pay and as express consideration for, and contingent upon, Executive complying with her obligations under this Section 5.7, including the Release Requirement, installment payments which in total equal one time (1x) her Base Salary in effect at the time of termination, for a period of up to twelve (12) months following the applicable date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll policy from time to time in effect, with the first such installment payment to commence on the first payroll following the first regular payroll date following the expiration of sixty (60) days from Executive’s date of termination and shall include any installment amounts that would otherwise have been payable during such sixty (60) day period;
(b) If the Executive is terminated pursuant to Section 5.4 or Section 5.5 of this Agreement on or after the Relocation Date, the Company shall pay Executive, as severance pay and as express consideration for, and contingent upon, Executive complying with her obligations under this Section 5.7, including the Release Requirement, installment payments which in total equal two times (2x) her Base Salary in effect at the time of termination, for a period of up to twenty-four (24) months following the applicable date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll policy from time to time in effect, with the first such installment payment to commence on the first payroll following the first regular payroll date following the expiration of sixty (60) days from Executive’s date of termination and shall include any installment amounts that would otherwise have been payable during such sixty (60) day period. In addition to the other payments provided in this Section 5.7(b), if Executive is terminated pursuant to Section 5.4 or Section 5.5 of this Agreement on or after the Relocation Date and Executive has worked continuously for the Company for a period of six (6) months or more during the calendar year of termination of Executive’s employment, Executive shall additionally be entitled to, as express consideration for, and contingent upon, Executive complying with her obligations under this Section 5.7, including the Release Requirement, an additional payment equal to a prorated amount of the Target Annual Bonus for the year of Executive’s termination (the “Pro-Rated Bonus”), provided that in order to receive the Pro-Rated Bonus, the Company must achieve 100% or better of the Company performance metrics by reference to which Executive’s Annual Bonus is determined for such year (it being understood and agreed that any individual performance metrics of Executive that are based on subjective factors shall be deemed 100% satisfied). If and to the extent such Pro-Rated Bonus is due under the terms hereof, (x) the amount of such Pro-Rated Bonus shall be equal to the Target Annual Bonus for the year of Executive’s termination multiplied by a fraction, the numerator of which shall be the number of days during such calendar year between January 1st and the date of Executive’s termination of employment with the Company, and the denominator of which shall be the number of calendar days in such year; and (y) such Pro-Rated Bonus shall be payable in a lump sum at the same time bonuses in respect of Executive’s year of termination are paid to other senior executives of the Company at the level of Senior Vice President or higher;
(c)The Company shall pay to Executive as severance pay and as express consideration for, and contingent upon, Executive complying with her obligations under this Section 5.7, including the Release Requirement, an amount equal to any earned but unpaid Annual Bonus relating to the full year immediately prior to the year in which Executive’s termination occurred, payable on the date when payment is made to other senior executives of the Company at the level of Senior Vice President or higher, as described in Section 4.2 hereof; and
(d)If Executive timely elects continuation coverage under the Company’s medical and dental plan pursuant to the federal Consolidation Omnibus Budget Reconciliation Act, as amended (“COBRA”), and notifies the Company of such election, the Company shall pay to Executive as express consideration for, and contingent upon, Executive complying with her obligations under this Section 5.7, including the Release Requirement, an amount equal to the cost of Executive’s (including, as applicable, Executive’s dependents) COBRA applicable premium (“COBRA Subsidy”) as of the date of termination, less all required income and payroll taxes, and such amount will be paid to Executive in accordance with the Company’s standard payroll procedures (with the first such payment to commence on the first payroll following the first regular payroll date following the expiration of sixty (60) calendar days from Executive’s date of termination and shall include any amounts that would otherwise have been payable during such sixty (60) day period) until the earlier of (x) the expiration of Executive’s period of continuation coverage under COBRA, or (y) the date upon which Executive becomes eligible for another employer-sponsored medical or dental plan. Executive assumes full and sole responsibility for any tax consequences related to the COBRA Subsidy and Executive is responsible for making all payments under COBRA for continuation of medical and dental benefits.
6.Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate itemization and substantiation of expenses in accordance with Company policies, as in effect and as amended from time to time.
7.Restrictions on Activities of Executive.
7.1Non-Competition. Executive agrees that during the course of Executive’s employment by the Company she will have access to, and the benefit of, the Company’s Confidential Information (as defined below), and the Company promises and agrees to continue to provide Executive with such access. Executive agrees that during the course of her employment by the Company, Executive will represent the Company and develop contacts and relationships with other persons and entities on behalf of the Company, including but not limited to, with customers and suppliers, and potential customers and suppliers. To protect the

Company’s interest in its Confidential Information, contacts, and relationships, to protect and further the Company’s goodwill, to enforce Executive’s obligations under this Agreement, and as a material inducement for the Company to enter into this Agreement, as well as for the consideration specified herein, Executive agrees and covenants that during her employment, Executive shall not directly or indirectly, for herself or others, (whether for compensation or otherwise) in the United States of America and its territories:
(i)engage in any business or activity with any Competitive Business, as defined below, provided that Competitive Business shall not include a non-competitive division of the listed companies if Executive’s work with such division does not include any responsibilities for, or in connection with, any competitive equipment, supplies or product;
(ii)enter the employ of, render any services to, or otherwise assist any person or entity (or any division or controlled or controlling affiliate of any person or entity) who or which engages, directly or indirectly, in a Competitive Business;
(iii)acquire a significant financial interest in, or otherwise become actively involved with, any Competitive Business, as a partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(iv)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, vendors, business partners, or suppliers of the Company.
(v)For purposes of this Agreement, “Competitive Business” shall mean any company and/or its subsidiaries or affiliates that engages in the United States, Canada or either country’s territories (i) in the sale of industrial equipment, supplies and products competitive with and/or substantially similar to the equipment, supplies and products offered by or in development at the Company, and (ii) specifically includes, but is not limited to, each of the following companies: W. W. Grainger, Inc. (including Zoro and other divisions), MSC Industrial Direct Co., Inc., Amazon Supply, Office Depot, Staples, Northern Tool & Equipment Company, Inc., Uline, Inc., Fastenal Co., HD Supply, Supply Basket, LLC (a/k/a SupplyBasket.com), Ferguson Enterprises, Inc., McMaster-Carr Supply Company, National Business Furniture, W.B. Mason, Webstraurantstore.com, Hubert, Amazon Business, Salisbury, and Supply House. Executive further acknowledges that the foregoing list is not an exclusive list of Competitive Businesses and is not intended to limit the generality of this Section, which shall be broadly construed.
7.2Non-Solicitation. Executive agrees that during the course of Executive’s employment by the Company she will have access to, and the benefit of, the Company’s Confidential Information, and the Company promises and agrees to continue to provide Executive with such access. Executive agrees that during the course of her employment by the Company, Executive has represented and will represent the Company and develop contacts and relationships with other persons and entities on behalf of the Company, including but not limited to, with customers and potential customers. To protect the Company’s interest in its Confidential Information, contacts, and relationships, to protect and further the Company’s goodwill, to enforce Executive’s obligations under this Agreement, and as a material inducement for the Company to enter into this Agreement, as well as for the consideration specified herein, Executive covenants and agrees that (a) during her employment by the Company and for a twenty-four (24) month period after Executive’s employment is terminated for any reason, Executive will not directly or indirectly solicit, or attempt to solicit, any employees or independent contractors of the Company to restrict, reduce, sever or otherwise alter their relationship with the Company or assist any other person to do so, or (b) during her employment by the Company, Executive will not induce or attempt to induce or otherwise counsel, advise, encourage or solicit any current or prospective client, customer, vendor, business partner, distributor, or supplier of the Company to terminate or adversely alter its relationship with the Company in any way.
7.3Confidentiality. During the course of her employment under this Agreement, Executive will acquire access to, and the Company promises to provide her access to, certain Confidential Information (as defined below) of the Company. In return for the consideration, compensation and benefits that Executive will receive during the course of her employment, including the receipt of Confidential Information and those provided for in this Agreement, Executive shall not, during the Term or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information. For the sake of clarity, Executive may use Confidential Information in furtherance of, and for the benefit of, the business of the Company in the exercise of her duties pursuant to Section 2. Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by an order of any court or other governmental authority; provided, however, that in the event disclosure is requested, Executive shall provide the Company with prompt written notice of such request prior to making any disclosure so that the Company may seek an appropriate protective order.
“Confidential Information” means any confidential and proprietary information with respect to the Company, including but not limited to methods of operation, current and prospective customer lists, customer requirements, customer contact information, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, vendors, distributors, business partners, processes, current and prospective clients, programs, intellectual property, strategies, manuals or other specialized information or knowledge; provided that there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by an order of any court or other governmental authority; provided, however, that in the event disclosure is requested, Executive shall provide the Company with prompt written notice of such request prior to making any disclosure so that the Company may seek an appropriate protective order.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Executive from engaging in protected conduct, including, without limitation, Executive’s right: (i) to communicate with, cooperate with, or participate in an investigation by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration or any other federal, state or local government agency or commission, including providing documents or other information, without notice to the Company, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation; (ii) to exercise any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including discussion concerning wages or working conditions; or (iii) to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
NOTICE OF IMMUNITY UNDER 18 USC § 1833(b)(1): Executive acknowledges and understands the following immunity Notice under the Defend Trade Secrets Act of 2016: (1) IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
7.4Assignment of Inventions.
(a)Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)Whether during or after the Term, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.
(c)Executive has been notified and understands that the provisions of this Agreement requiring assignment of inventions to the Company, including those in this Section 7.4, do not apply to any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code or any similar provision of any state or federal law

(during any period when such provisions are applicable to Executive). Section 2870 of the California Labor Code states as follows:
(d)ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF EMPLOYEE’S RIGHTS IN AN INVENTION TO EMPLOYEE’S EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON EMPLOYEE’S OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST PUBLIC POLICY AND IS UNENFORCEABLE.
7.5Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, for any reason, Executive or Executive’s personal representative shall return (or, with respect to electronically stored information, delete) all property of the Company in Executive’s possession, including but not limited to all Confidential Information, Company-owned computer equipment (hardware and software), computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients; provided, however, that Executive shall be entitled to retain: Executive’s address books, to the extent such property only contains contact information; provided that the Company has the prior opportunity to review and confirm that such property only contains contact information and that electronically stored Confidential Information has been deleted. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which she received in Executive’s capacity as a participant; and (iv) personal information located on electronic devices owned by Executive, which may also contain business information.
7.6Resignation as an Officer and Director. Upon any termination of Executive’s employment, for any reason or no reason, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any or all of its subsidiaries or affiliates, and as a fiduciary of any benefit plan of the Company or any of its subsidiaries or affiliates, and shall tender in writing to the Chairman of the Board (with a copy to the Corporate Secretary) her resignation from the Board and as a member of the board of directors (or similar governing body) of the Company’s subsidiaries and affiliates, on which Executive sits, effective as of the termination date. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s) and shall execute any documentation reasonably necessary to give effect to the provisions of this Section.

7.7Cooperation. During and following the Term, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which she was involved or had knowledge by virtue of Executive’s employment with the Company. The Company also will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by her (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company. To the extent Executive is asked to provide assistance during a time period when Executive is not also receiving severance pay under paragraph 5.7 above, the Company will compensate Execute for her time at the hourly rate of $450 per hour.
7.8Non-Disparagement. During Executive’s employment with the Company and at any time thereafter, except in the performance of her duties,  Executive agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during Executive’s employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”). During Executive’s employment and after Executive’s employment with the Company ends, the Company agrees that its officers, directors, and executives will not disparage or encourage or induce others to disparage Executive or harm her good name and reputation with the public. Notwithstanding the foregoing, nothing in this section shall prevent either party from making any truthful statement that is (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such party.
7.9Tolling. In the event of any violation of the provisions of this Section 7, Executive acknowledges and agrees that the applicable post-termination restriction contained in this Section 7 shall be tolled during the pendency of any litigation to enforce the restrictions and to the extent Executive’s actions are not otherwise enjoined.
7.10Survival. This Section 7 shall survive any termination or expiration of this Agreement or employment of Executive.
7.11     Company. For purposes of this Section, the term “Company” shall refer to the Company and each of its subsidiaries and affiliates.
8.Remedies. Notwithstanding anything to the contrary contained in this Agreement, Executive specifically acknowledges and agrees that any breach or threatened breach of the restrictions contained in this Agreement is likely to result in irreparable injury to the Company and that the remedy at law will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach, the Company shall be entitled to seek to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the maximum extent permitted by law) without bond and without liability should such relief be denied, modified or violated (to the maximum extent permitted by law). The Company agrees that it will provide notice to Executive in connection with taking any such action. Furthermore, in the event of any breach of the provisions above, the Company shall be entitled, to the extent permitted by Code Section 409A without adverse tax consequences to Executive, to cease making any severance payments (if any) being made hereunder, pending a final determination by a court or tribunal of competent jurisdiction of the occurrence of such alleged breach. Executive acknowledges and agrees that this section is a material inducement to the Company entering into this Agreement.
9.Severable Provisions. Executive acknowledges and agrees that the restrictions contained in this Agreement are narrowly tailored and are reasonable and necessary for the purposes of preserving and protecting the Confidential Information, goodwill, and other legitimate business interests of the Company. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
10.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, (b) nationally recognized overnight express mail service, or (c) by e-mail, when sent (provided that the sender thereof does not receive an automatically system generated response indicating non-receipt thereof by the intended recipient), as follows:
If to the Company:
Global Industrial Company
11 Harbor Park Drive
Port Washington, NY 11050
Attn: Chairman of the Board
Cc: Corporate Secretary
or at the Company’s Headquarters address, if different. If to Executive, the last address shown on the personnel records of the Company, with a copy to Executive’s personal e-mail address on file with the personnel records of the Company.
or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 10.
11.Miscellaneous.
11.1Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers.
To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment, in either case, without liability.

11.2Entire Agreement; Amendment. This Agreement and the other agreements, plans and documents referenced herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede, any and all prior agreements, both written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
11.3Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement; provided, however, that, without Executive’s consent, no such assignment shall relieve the Company of its obligations hereunder. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.
11.4Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall be made in writing and shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
11.5Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it determines it is from time to time required to withhold pursuant to any applicable law or regulation. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
11.6Code Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement shall either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules, regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) or be exempt from Code Section 409A, and all provisions of this Agreement shall be interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A to the maximum extent permitted. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death, to the extent required under Code Section 409A (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this

Section 11.6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum payment with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
11.7Indemnification; Liability Insurance. The Company shall indemnify Executive both (a) to the fullest extent permitted by the laws of the state of the Company’s incorporation, and (b) in accordance with the more favorable of the Company’s certificate of incorporation, bylaws and standard indemnification agreement as in effect on the Effective Date or as in effect on the date as of which the indemnification is owed. The Company’s obligations in the preceding sentence shall survive the termination of Executive’s employment and this Agreement for any reason. In addition, the Company shall provide Executive with coverage under its directors’ and officers’ liability insurance policies as in effect from time to time on terms not less favorable than those provided to any of its other directors and officers.
11.8Governing Law; Jurisdiction. This Agreement and any and all claims arising out of, in connection with, under, pursuant to, or in any way related to this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. The Company and Executive agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Executive consent to the jurisdiction of such court and to the service of process in any manner provided by New York law. Each of the Company and Executive irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.
11.9Counterparts. This Agreement may be executed in one or more counterparts, and by any electronic means, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
11.10[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GLOBAL INDUSTRIAL COMPANY
By:    /s/ Richard Leeds
Name:    Richard Leeds
Title:    Executive Chairman and Interim CEO

EXECUTIVE
/s/Anesa Chaibi
Anesa Chaibi

EXHIBIT A
CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT
This CONFIDENTIALITY AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”), dated as of ___________, 2025 (the “Effective Date”), is made by and between Global Industrial Company (together with its affiliates, successors and assigns (the “Company”), and Anesa Chaibi (“Executive”).
WHEREAS, Executive and the Company entered into an Employment Agreement dated as of ___________, 2025 and effective as of February 17, 2025 (the “Employment Agreement”);
WHEREAS, in the Employment Agreement, Executive and the Company agreed to enter into this Agreement promptly following Executive’s relocation of her primary residence to the New York metropolitan area and certain compensation opportunities are specifically conditioned on Executive’s timely execution of and compliance with this Agreement; and
WHEREAS, Executive has completed such relocation;
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Restrictions on Activities of Executive.
1.1Non-Competition. Executive agrees that she has had, during the course of Executive’s employment by the Company, and will continue to have, during the course of this Agreement, access to, and the benefit of, the Company’s Confidential Information (as defined below), and the Company promises and agrees to continue to provide Executive with such access. Executive agrees that during the course of her employment by the Company, Executive has represented and will represent the Company and develop contacts and relationships with other persons and entities on behalf of the Company, including but not limited to, with customers and suppliers, and potential customers and suppliers. To protect the Company’s interest in its Confidential Information, contacts, and relationships, to protect and further the Company’s goodwill, to enforce Executive’s obligations under this Agreement, and as a material inducement for the Company to enter into this Agreement, as well as for the consideration specified herein, Executive agrees and covenants that during her employment and for a twenty-four (24) month period after Executive’s employment is terminated for any reason (the “Restriction Period”), Executive shall not directly or indirectly, for herself or others, (whether for compensation or otherwise) in the United States of America and its territories:
(i)engage in any business or activity with any Competitive Business, provided that Competitive Business shall not include a non-competitive division of the listed companies if Executive’s work with such division does not include any responsibilities for, or in connection with, any competitive equipment, supplies or product;
(ii)enter the employ of, render any services to, or otherwise assist any person or entity (or any division or controlled or controlling affiliate of any person or entity) who or which engages, directly or indirectly, in a Competitive Business;

(iii)acquire a significant financial interest in, or otherwise become actively involved with, any Competitive Business, as a partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(iv)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, vendors, business partners, or suppliers of the Company.
(v)For purposes of this Agreement, “Competitive Business” shall mean any company and/or its subsidiaries or affiliates that engages in the United States, Canada or either country’s territories (i) in the sale of industrial equipment, supplies and products competitive with and/or substantially similar to the equipment, supplies and products offered by or in development at the Company, and (ii) specifically includes, but is not limited to, each of the following companies: W. W. Grainger, Inc. (including Zoro and other divisions), MSC Industrial Direct Co., Inc., Amazon Supply, Office Depot, Staples, Northern Tool & Equipment Company, Inc., Uline, Inc., Fastenal Co., HD Supply, Supply Basket, LLC (a/k/a SupplyBasket.com), Ferguson Enterprises, Inc., McMaster-Carr Supply Company, National Business Furniture, W.B. Mason, Webstraurantstore.com, Hubert, Amazon Business, Salisbury, and Supply House. Executive further acknowledges that the foregoing list is not an exclusive list of Competitive Businesses and is not intended to limit the generality of this Section, which shall be broadly construed.
1.2Non-Solicitation. Executive agrees that she has had, during the course of Executive’s employment by the Company, and will continue to have, during the course of this Agreement, access to, and the benefit of, the Company’s Confidential Information, and the Company promises and agrees to continue to provide Executive with such access. Executive agrees that during the course of her employment by the Company, Executive has represented and will represent the Company and develop contacts and relationships with other persons and entities on behalf of the Company, including but not limited to, with customers and potential customers. To protect the Company’s interest in its Confidential Information, contacts, and relationships, to protect and further the Company’s goodwill, to enforce Executive’s obligations under this Agreement, and as a material inducement for the Company to enter into this Agreement, as well as for the consideration specified herein, Executive covenants and agrees that during the Restriction Period, Executive will not directly or indirectly (i) influence or solicit, or attempt to influence or solicit, any employees or independent contractors of the Company to restrict, reduce, sever or otherwise alter their relationship with the Company or assist any other person to do so, (ii) hire any senior executives of the Company or assist any other person in doing so, (iii) induce or attempt to induce or otherwise counsel, advise, encourage or solicit any current or prospective client, customer, vendor, business partner, distributor, or supplier of the Company to terminate or adversely alter its relationship with the Company in any way.
1.3Confidentiality. During the course of her employment under this Agreement, Executive will acquire access to, and the Company promises to provide her access to, certain Confidential Information (as defined below) of the Company. In return for the consideration, compensation and benefits that Executive will receive during the course of her employment, including the receipt of Confidential Information and those provided for in this Agreement, Executive shall not, during the Term or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information. For the sake of clarity, Executive may use Confidential Information in furtherance of, and for the benefit of, the business of the Company in the exercise of her duties pursuant to Section 2 of the Employment

Agreement. Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by an order of any court or other governmental authority; provided, however, that in the event disclosure is requested, Executive shall provide the Company with prompt written notice of such request prior to making any disclosure so that the Company may seek an appropriate protective order.
“Confidential Information” means any confidential and proprietary information with respect to the Company, including but not limited to methods of operation, current and prospective customer lists, customer requirements, customer contact information, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, vendors, distributors, business partners, processes, current and prospective clients, programs, intellectual property, strategies, manuals or other specialized information or knowledge; provided that there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by an order of any court or other governmental authority; provided, however, that in the event disclosure is requested, Executive shall provide the Company with prompt written notice of such request prior to making any disclosure so that the Company may seek an appropriate protective order.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Executive from engaging in protected conduct, including, without limitation, Executive’s right: (i) to communicate with, cooperate with, or participate in an investigation by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration or any other federal, state or local government agency or commission, including providing documents or other information, without notice to the Company, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation; (ii) to exercise any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including discussion concerning wages or working conditions; or (iii) to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
NOTICE OF IMMUNITY UNDER 18 USC § 1833(b)(1): Executive acknowledges and understands the following immunity Notice under the Defend Trade Secrets Act of 2016: (1) IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
1.4Assignment of Inventions.
(a)Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)Whether during or after the Term, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.
(c)Executive has been notified and understands that the provisions of this Agreement requiring assignment of inventions to the Company, including those in this Section 1.4, do not apply to any invention that qualifies fully for exclusion under the provisions of Section 203-F(1) of the New York Labor Law or any similar provision of any state or federal law (during any period when such provisions are applicable to Executive). Section 203-F(1) of the New York Labor Law states as follows:
(d)ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (A) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

1.5Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, for any reason, Executive or Executive’s personal representative shall return (or, with respect to electronically stored information, delete) all property of the Company in Executive’s possession, including but not limited to all Confidential Information, Company-owned computer equipment (hardware and software), computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients; provided, however, that Executive shall be entitled to retain: Executive’s address books, to the extent such property only contains contact information; provided that the Company has the prior opportunity to review and confirm that such property only contains contact information and that electronically stored Confidential Information has been deleted. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which she received in Executive’s capacity as a participant; and (iv) personal information located on electronic devices owned by Executive, which may also contain business information.
1.6Resignation as an Officer and Director. Upon any termination of Executive’s employment, for any reason or no reason, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any or all of its subsidiaries or affiliates, and as a fiduciary of any benefit plan of the Company or any of its subsidiaries or affiliates, and shall tender in writing to the Chairman of the Board (with a copy to the Corporate Secretary) her resignation from the Board and as a member of the board of directors (or similar governing body) of the Company’s subsidiaries and affiliates, on which Executive sits, effective as of the termination date. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s) and shall execute any documentation reasonably necessary to give effect to the provisions of this Section.
1.7Cooperation. During and following the Term, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which she was involved or had knowledge by virtue of Executive’s employment with the Company. The Company also will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by her (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company. To the extent Executive is asked to provide assistance during a time period when Executive is not also receiving severance pay under paragraph 5.7 above, the Company will compensate Execute for her time at the hourly rate of $450 per hour.
1.8Non-Disparagement. During Executive’s employment with the Company and at any time thereafter, except in the performance of her duties,  Executive agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during Executive’s employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”). During Executive’s employment and after Executive’s employment with the Company ends, the Company agrees that its officers, directors, and executives will not disparage or encourage or induce others to disparage Executive or harm her good name and reputation with the public. Notwithstanding the foregoing, nothing in this section shall prevent either party from making any truthful statement that is (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such party.
1.9Tolling. In the event of any violation of the provisions of this Section 1, Executive acknowledges and agrees that the applicable post-termination restriction contained in this Section 1 shall be tolled during the pendency of any litigation to enforce the restrictions and to the extent Executive’s actions are not otherwise enjoined.
1.10Survival. This Section 1 shall survive any termination or expiration of this Agreement or employment of Executive.
1.11    Company. For purposes of this Section, the term “Company” shall refer to the Company and each of its subsidiaries and affiliates.
2.Remedies. Notwithstanding anything to the contrary contained in this Agreement, Executive specifically acknowledges and agrees that any breach or threatened breach of the restrictions contained in this Agreement is likely to result in irreparable injury to the Company and that the remedy at law will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach, the Company shall be entitled to seek to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the maximum extent permitted by law) without bond and without liability should such relief be denied, modified or violated (to the maximum extent permitted by law). The Company agrees that it will provide notice to Executive in connection with taking any such action. Furthermore, in the event of any breach of the provisions above, the Company shall be entitled, to the extent permitted by Code Section 409A without adverse tax consequences to Executive, to cease making any severance payments (if any) being made hereunder, pending a final determination by a court or tribunal of competent jurisdiction of the occurrence of such alleged breach. Executive acknowledges and agrees that this section is a material inducement to the Company entering into this Agreement.
3.Amendment of Employment Agreement. Sections 1 and 2 of this Agreement supersede in all respects the provisions of Sections 7 and 8 of the Employment Agreement.
4.Severable Provisions
. Executive acknowledges and agrees that the restrictions contained in this Agreement are narrowly tailored and are reasonable and necessary for the purposes of preserving and protecting the Confidential Information, goodwill, and other legitimate business interests of the Company. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

5.Entire Agreement; Amendment. This Agreement and the other agreements, plans and documents referenced herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede, any and all prior agreements, both written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
6.Governing Law; Jurisdiction. This Agreement and any and all claims arising out of, in connection with, under, pursuant to, or in any way related to this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. The Company and Executive agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Executive consent to the jurisdiction of such court and to the service of process in any manner provided by New York law. Each of the Company and Executive irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.
7.Counterparts. This Agreement may be executed in one or more counterparts, and by any electronic means, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

7.1[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GLOBAL INDUSTRIAL COMPANY
By:
Name:
Title:

EXECUTIVE
_________________________________________